REVISED PRICING SUPPLEMENT NO. 90 DATED           Filed Pursuant to
OCTOBER 24, 1996 TO PROSPECTUS DATED              Rule 424(b)(5)
MARCH 19, 1996, AS SUPPLEMENTED BY                File No. 333-01261
PROSPECTUS SUPPLEMENTS DATED
MARCH 29, 1996

                          CMS ENERGY CORPORATION

    General Term Notes (servicemark of J.W. Korth & Company), Series B
                Due 9 Months to 25 Years from date of issue

       Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated March 19, 1996, as supplemented by the Prospectus Supplements dated March 29, 1996.

Aggregate Principal Amount:            $   351,000.00
Original Issue Date (Settlement Date)     October 29, 1996
Stated Maturity Date:                     October 15, 2003
Issue Price to Public:                 100.00% of Principal Amount
Interest Rate:                         7.875% Per Annum
Interest Payment Dates:                November 15 and monthly thereafter
                                       Commencing November 15, 1996
Survivor's Option:                     [ X ] Yes            [   ] No
Optional Redemption:                   [ X ] Yes            [   ] No
Initial Redemption Date:               October 15, 1998
Redemption Price:                      Initially 101.00% of Principal
                                       Amount and 100.00% after the first
                                       anniversary of the Initial
                                       Redemption Date.


       Agent                           Principal Amount of Notes
                                        Solicited by Each Agent
Prudential Securities Incorporated     $    97,000.00
First of Michigan Corporation          $    23,000.00
J.W. Korth & Company                   $   231,000.00
       Total                           $   351,000.00

                                         Per Note
                                       Sold by Agents
                                        To Public             Total

Issue Price:                           $     1,000.00    $   351,000.00
Agent's Discount or Commission:        $         7.00    $     2,457.00
Maximum Dealer's Discount or
  Selling Concession:                  $        15.00    $     5,265.00
Proceeds to the Company:               $       978.00    $   343,278.00

CUSIP Number:   12589QNX0